Exhibit 99.3

ASPENBIO PHARMA INC. INVESTOR CONFERENCE

CALL SCRIPT – OCTOBER 19, 2011

CORPORATE PARTICIPANTS

 Steve Lundy
 AspenBio Pharma, Inc. - President, CEO, Director

 Dr. Michael Wandell
 AspenBio Pharma, Inc. - Head of Regulatory and Clinical Affairs

Greg Bennett
 AspenBio Pharma. Inc. - Senior Vice President, Product Development and Manufacturing

Greg Pusey
 AspenBio Pharma. Inc. - Vice President and Director

Steve Tyrell
 AspenBio Pharma. Inc. - Head of Research and Development

Jeff McGonegal
 AspenBio Pharma. Inc. - Chief Financial Officer

PRESENTATION

Operator

Good afternoon, and welcome to AspenBio Pharma's October 2011 investor conference call. My name is Douglas and I will be your operator on today's call. Before we begin our discussion, I would like to caution listeners that today's speakers will be making forward-looking statements of AspenBio Pharma, Inc. as defined by the Securities and Exchange Commission. All statements other than statements of historical fact included in the conference call that address activities, events or developments that Aspen Bio believes or anticipates will or may occur in the future are forward-looking statements.

These statements are based on certain assumptions made based on experience, expected future developments and other factors Aspen Bio believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Aspen Bio.

Investors are cautioned that any such statements are not guarantees of future performance. It is also important for listeners to remember that the interim data being discussed is from a limited data set that is not statistically significant and there is no assurance that the results to those discussed today will be achieved in the future. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including actual pilot study results, the ability to successfully complete the pilot study, the possible outcome or interpretation of requirements expressed by the FDA, requirements to obtain FDA clearance or approval for, and cost effectively manufacture and generate revenues from the appendicitis test and other products, execute agreements required to successfully advance the Company's objectives, retain the scientific management team to advance the products,  retain the management team, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realization of intangible assets.

Furthermore, Aspen Bio does not intend, and is not obligated, to update publicly any forward-looking statements. The contents of this conference call should be considered in conjunction with the warnings and cautionary statements contained in ApenBio’s recent filings with the SEC.

I'll now turn the call over to Steve Lundy, Chief Executive Officer and Director of AspenBio Pharma. At the conclusion of the Company's prepared remarks, the call will be opened for a question and answer session.

Mr. Lundy?

Steve Lundy -

Thank you, Douglas. Good afternoon and thank you for joining us.  We are webcasting this call and will be using a PowerPoint slide deck to discuss certain of the topics.   Hopefully you are in front of a computer to make the information we are covering that much more informative.   With me on the call today are Greg Bennett, Senior Vice President, Product Development and Manufacturing; Dr. Michael Wandell, head of regulatory and clinical affairs, Steve Tyrrell, head of research and development,  Greg Pusey, Vice President and Jeff McGonegal, Chief Financial Officer.

This afternoon, after the close of market, AspenBio issued a press release outlining preliminary results of the interim data analysis from the 2011 pilot study for AppyScore and our planned next steps. The agenda for today's call will be:

I.
An overview of our fundamental mission and the value we plan to bring to the medical community in the difficult task of aiding physicians’ in the management of patients presenting to emergency departments of hospitals complaining of abdominal pain plus other signs and symptoms consistent with or suspicious for, appendicitis.   I will also comment on the progress we have made in understanding appendicitis and the unique capabilities we have developed as a company.

II.	An update of our recent interactions with the Food and Drug Administration
III.	A status of the pilot study sites and up to date patient recruitment information.
IV.
A summary of the interim analysis results of the study of 197 subjects we have accumulated during our  ongoing pilot study on AppyScore including an update on our previously announced discovery program for enhancing our biomarker panel as well as the results of that effort.  We will also provide guidance on our plans for moving forward following this interim analysis as well as near-term upcoming milestones and other considerations.

V.	Report on our current cash resources and cash burn status.
VI.	I will then conclude with a summary of our plans and path forward, and we will open the call for questions.

First, I would like to start by reviewing our mission.  In working with many emergency department clinicians across the country, it is clear to us that a serious need exists for a blood-based diagnostic test to aid in the diagnosis and management of  patients complaining of abdominal pain for which the physician suspects  appendicitis. There are millions of patients who present with abdominal pain to emergency rooms annually and appendicitis is a major concern. Our initial focus is on a test for children and adolescents.  In particular, clinicians need a test that can help them rule out appendicitis in low to moderate risk patients who might otherwise be subjected to CT scans.  It is now well documented that CT scans in children and adolescents are fraught with a significant risk of long term health risks due to early radiation exposure.  Therefore, our goal is to develop AppyScore to be the first FDA cleared or approved in-vitro diagnostic product to help with this incredibly important issue.

 As with any pioneering effort involving scientific study, we have faced significant challenges on the path to realizing our goals.  However, we have learned from these challenges and I believe we are positioned to succeed.  Before I discuss the interim results of our current pilot study, let me share some of the competencies and resources we have developed.

▪
We have developed a broad network of hospitals and clinicians who have truly guided us in our thinking and execution.  We have formed  collaborative relationships with the leading hospitals and clinicians who are working with us, either as medical advisors or clinical study sites

▪
AspenBio has recently formed a Clinical Study Steering Committee   of leading emergency department doctors, statisticians and health - medicine economists to assist us in our clinical and regulatory activities for AppyScore, with members consisting of:

▪	CSSC Chair: Michael Brown MD, MSc - Professor of Epidemiology and Emergency Medicine, College of Human Medicine, Michigan State University, Grand Rapids, Michigan
▪	Roger Lewis, MD, Ph.D. - Vice Chair, Academic Affairs and Professor of Medicine in Residence, Department of Emergency Medicine, Harbor-UCLA Medical Center
▪	Harold K. Simon MD, MBA - Pediatric Emergency Medicine Attending, Professor of Pediatrics and Emergency Medicine, Emory Hospital, Atlanta, GA
▪	David Huckins, MD - Research Director, Asst. Chair Emergency Medicine, Newton-Wellesley Hospital, Newton, MA
▪	John Strain, MD - Pediatric Radiologist and Neuroradiologist, Denver Children’s Hospital, Denver, CO
▪	Brent Blumenstein, PhD - A biostatistician with extensive FDA review panel experience in medical devices and drugs

▪
We have built an extensive bio-repository approaching 3,000 clinical specimens characterized as to patient demographics, clinical disposition and diagnostic outcome.  This has given us insight into the challenges facing physicians who are faced with diagnosing  appendicitis and how these relate to medical decision making.

▪
We have enhanced our R&D competency.  Early this year, Steve Tyrell, who is on the call with us, joined AspenBio to head up this area.  Steve and the team have made significant inroads that you will hear about on the call.

▪
Finally, the team has made significant progress in getting AspenBio ready for commercializing products.  V.P. Dr. Mary Nunnally and her team have successfully completed all requirements for ISO certification of the AspenBio Quality Management System, and expect the certificate to be issued later this month. THIS is a significant milestone toward obtaining a CE mark required for European clearance to sell our product.

As you can see, the organization has matured significantly since our last investor update.  With that as an introduction, let me share with you our interactions with the FDA and the implications for the AppyScore program.

In August we met with the FDA review committee responsible for the AppyScore submission and we presented our proposed product and clinical / regulatory path to them, which was followed by an open discussion and Q&A.  In addition to AspenBio staff, members of our CSSC Advisory Committee attended the meeting.  we shared with the FDA the AppyScore intended use as an aid to rule out appendicitis in pediatric and adolescent patients presenting with signs and symptoms placing them at low to moderate risk of having disease.  In our discussions, we highlighted that  AppyScore is a product which would combine a  Risk stratification method with a diagnostic or biomarker test  similar to the use of D-Dimer with the wells score to rule out pulmonary embolism. the AppyScore product would use a risk stratification method to categorize  patients with acute abdominal pain into two groups, one at higher risk for appendicitis who receive a ct Scan as preparation for appendectomy, and the second low to moderate risk group, evaluated with a diagnostic or biomarker test.

Taken together the AppyScore risk stratification method and the biomarker test results would, when launched, provide the emergency department physician an important tool to rule out appendicitis in low to moderate risk patients.  In short, if a pediatric or adolescent patient presents with clinical signs and symptoms consistent with or suspicious for appendicitis but assessed by the physician to be at low to moderate risk AND they have a negative AppyScore, they would have a low risk of having appendicitis thereby, allowing the clinician to choose a course of more conservative management, sparing the young patient a ct scan and thus exposure to oncogenic ionizing radiation.

Let me now review the feedback we received from the FDA in our meeting:

▪
The FDA supported a product design that included the use of a risk stratification method combined with diagnostic biomarker test system.  FDA also indicated that the risk stratification method combined with the AppyScore diagnostic value would need to be validated as the “product” in a prospective clinical validation.  As with the D-Dimer “rule out test , the FDA would be focused on the inherent value and potential risks of the test for the patient.

Our interpretation of FDA comments was that, in our intended use population, it is imperative that we be able to achieve a   high negative predictive value,  meaning AppyScore misses very few truly positive patients.  In addition, AppyScore would need to have reasonable specificity, meaning it does not call as positive an unreasonable number of truly negative patients. Our view is that specificity should be in line with that of D-Dimer, which has numerous manufacturers and is sold worldwide.  FDA indicated that the minimum performance of D-Dimer, especially with negative predictive value,  needs to be extremely high, as missing a pulmonary embolism can be life threatening. In contrast, missing an appendicitis, while serious is not generally immediately life threatening.  FDA indicated they were open to additional clinical input in making the final evaluation of performance requirements of AppyScore with this in mind.

In summary, we had a productive meeting and the FDA was informed, thoughtful and forthright in their comments.  The FDA appears supportive of our approach in combining a risk stratification method with a diagnostic test to aid in managing low to moderate risk patients.  We expect to meet with the agency again to seek additional input to accomplish the following:

1.	Share the results of our current pilot study, which will provide significant insight into our anticipated product performance;

2.	Share with the FDA our intended clinical trial design and protocol

3.	Obtain from FDA their views on required product performance.

Now I would like to discuss the interim data analysis results of our pre-clinical study, starting with some background information:

▪
Eleven hospital sites are currently enrolling pediatric/adolescent subjects into the pilot study presenting with abdominal pain, suspected of having an acute appendicitis.  Blood is drawn in EDTA tubes from each patient enrolled is centrifuged, and the plasma being separated and carefully aliquoted; collected plasma samples are then frozen and shipped to AspenBio for testing.  We are confident that the blood handling and transport protocols implemented for this pilot study have been sufficiently tested so that the transport issues in the 2010 trial will not be a factor.  In addition, clinicians and emergency room personnel are collecting and providing us with significant clinical information associated with each patient sample.  The ultimate clinical disposition of each patient is ascertained and recorded, so that we know if they were positive or negative for appendicitis, and whether they had advanced imaging or not.  We anticipate that this pilot study will enroll approximately 500 patients.  To date, we have fully analyzed 197 patients and are therefore approximately 40% complete with the pilot study.

▪
Our goal for the pilot study was to determine, in a well controlled study, whether the optimal combination of risk stratification method and the biomarker constituting AppyScore could provide the negative predictive value, sensitivity and specificity needed to aid in ruling out appendicitis.  In this pilot study we intend to demonstrate performance that we can, with high degree of confidence, anticipate duplicating in a pivotal clinical study and therefore have a product, which we believe has a high probability of being successful.

▪
As mentioned earlier, we have advanced our product development competencies as well and, through our discovery program, have identified additional biomarkers that have potential in adding value to AppyScore.  In addition, we have developed competencies in algorithm development which looks at the interaction of multiple biomarkers in a “panel”.  This multi-marker approach to protein biomarkers is relatively new, but has been applied by other companies in improving single biomarker performance.  Two recent examples of this approach in the area of ovarian cancer involve Vermillion and Fujirebio who have successfully achieved FDA clearance for “multi-marker” products utilizing proprietary algorithms.  We have applied this multi-marker approach to our pilot study and our findings will be reported alongside the performance of MRP- 8/14.

▪	While the results so far are preliminary in nature and based upon interim data we believe they provide a clear and compelling direction of our most likely successful path forward.

Now let’s turn to the online slide deck and I will take you through our findings to date:

I.	Slides -

▪	Slides 1 & 2 are introductory.

▪	Slide #3 provides a snapshot of our pilot study criteria and metrics. A few key points on this information:

➢	11 active sites have now enrolled just over 400 patients or 80% of our estimated target.

➢	The rate of patient enrollment per week in recent weeks has increased noticeably.

➢
There is an average of just over a week’s time in sample batching and transport and approximately a two week turnaround to complete sample verification, testing, data base input and analysis after sample receipt at AspenBio.

➢	We will discuss this more later, but prevalence to date of the patients in the study is averaging 28% and of the total patients 37% received a CT scan.

•
Clinical workflow for patients suspected of appendicitis for the use of the AppyScore is shown in illustration depicted in slide #4. AppyScore is intended to be used as a tool to better manage low to moderate risk patients, sparing them exposure to ionizing radiation due to  CT scans, when appropriate. It is intended to fits into a typical emergency room workflow.

•
Slide #5 is a summary of the preliminary results of an interim analysis of the pilot study at 197 patients.  I would like to spend a few minutes discussing this information.  To be clear this data summary is based upon the risk stratification method with the biomarker test   discussed with the FDA.

•
The resulting low to moderate risk patients, based upon this classification represents 152 patients or about 77% of the total and that group had a prevalence of appendicitis of 20% as compared to 28% in the total population as seen in the prior slide.     Based upon this interim analysis the results are very encouraging.  As we first evaluated the results using MRP 8/14 in this interim analysis, we noted that the observed performance were generally consistent with prior trials. As we further analyzed the samples, including investigation of using multiple bio-markers, the performance improved noticeably.     While this data represents only an interim analysis and testing continues, the “multi-marker” performance shown in the slide is based upon an actual data set using the risk stratification method and a combination of bio-markers.   As I mentioned earlier, we are currently advancing on our intellectual property assessment and patent application filing and therefore cannot yet disclose the specifics of the test configuration.  It is encouraging that we are able to demonstrate strong performance from the interim data using more than one variable.  If these results hold, we can achieve product performance that would be successful in the management of patients suspicious for the disease and attractive in the medical community.  Obviously we must complete the pilot study and related work before we can ascertain our specific next steps.  While the study is ongoing we will be developing what we believe will be the most effective path for advancing AppyScore.

Slide #6 is a comparison of the physicians’ use of CT scans in patients presenting in the emergency room and suspected of having appendicitis as compiled in our 2010 clinical study and in the interim analysis of the current pilot study.  This analysis demonstrates a consistent use of CT scans on such patients ranging from 36% to 43%.  Surprisingly, the rate of CT scan use as part of a  physicians’ diagnostic process appears consistent whether the patients appear to fall into a low to moderate risk or high risk category.    Aiding physicians with additional information as they diagnose low to moderate risk patients will help the physician decide on the best patient management pathway and could potentially result in a reduction in the use of CT in cases where AppyScore is negative.

So, what are the preliminary conclusions and implications of these preliminary (and I must emphasize again, interim and preliminary) data:

1.
First, it appears  likely that a risk stratification method combined with a multi-biomarker panel will provide the best performance in terms of helping clinicians rule out appendicitis in children and adolescents,  who are suspicious for, but at low to moderate risk of having the disease . If the performance we have seen so far continues to the conclusion of the pilot study, we believe we will meet or exceed the requirements for an effective and efficacious product.  We are much encouraged by these interim results.

2.
Second, while the MRP biomarker alone in this test configuration, has achieved performance similar to levels we have seen in past trials, its stand-alone performance does not achieve the improved results we have noted with the multi-marker panel.   Currently we are making advancements on obtaining intellectual property protection for recent discoveries relating to the multi-marker panel and risk stratification method being evaluated including the preparation of patent applications   Based on this preliminary ongoing analysis it has not yet been determined if MRP 8/14 will or will not be part of that panel.  Testing is ongoing and our  clear goal is to deliver  a product with the most robust performance and intellectual property protection possible.  Based on our current knowledge, we feel confident that we have a sound path to achieving IP protection on various aspect of our recent discoveries, as we have with the IP protection around the MRP marker.

3.
Finally, while the path to a final product will be impacted by the pilot study findings, and has been delayed to some degree, our recent interactions with the FDA and the interim results represent significant advances towards completing development of a multi-marker panel into a commercial product and expect to be in a position to provide more insight once we have completed the pilot and related data analysis.

We are encouraged with the positive preliminary performance of a multi-marker AppyScore panel.  A primary goal of our efforts is to have a product which we believe has an achievable and straightforward path to, FDA clearance, patent protection and commercialization.  Our ability to analyze the data and test the samples to achieve this preliminary outcome was made possible by the commitment and good work of our entire team.  Without the “outside the box” thinking of our team, I do not believe that these results would have been accomplished.  The experts on our team currently expect that the performance of the tentatively selected multi-marker panel, should it hold up in remainder of the broader 500 patient pilot study and subsequent pivotal trial,  would  have a major impact on the management of abdominal pain and represent a significant upside for AspenBio.

Now, let’s discuss next steps in our clinical, regulatory and product development plans:

i.
First is to complete our pilot study with the enrollment and testing  and analysis of approximately 500 patient samples.  We have made major strides recently  in accelerating the enrollment rate of new patients and as of this week have approximately 400 patients enrolled in the pilot study, up from the 197 we have analyzed and are reporting on  today.  We anticipate completion of enrollment, testing and analysis of pilot study data by the end of November.

ii.	Upon completion of the pilot study we expect to make a decision regarding the biomarkers and risk stratification method that we intend to seek regulatory clearance for and commercialize.

iii.	We will meet with FDA and review updated data results and present intended product use and proposed clinical trial protocol

iv.	We will determine required product configuration factors and identify timelines and milestones.

While we are advancing on these exciting events, we remain very focused on our available resources.  At the end of the third quarter, we had $4.8 million in cash resources and our last three month average cash burn has averaged between $750k and $800k.

Now I would like to provide some organizational updates.  We have made significant progress developing the organization in the past year with the additions of leaders such as Michael Wandell in Clinical/Regulatory Affairs, Erik Miller in Marketing and Steve Tyrell in Research and Development.  We have hired some very good people who are making a major positive impact on the company.  These talented individuals have many choices, and have enthusiastically chosen to join the Aspen team.

Unfortunately, at times companies lose good people as well and here at AspenBio, Greg Bennett, our Senior VP of Manufacturing and Product Development has decided for personal reasons to take a position with a company close to his home in the San Francisco bay area.  Quite simply, Greg has made a decision that will allow him to spend more time with his family. Greg has made an incredible impact here and the company is much better off for his contributions and leadership. He will be missed, but I can assure you that he has put in place an excellent team that will continue to execute despite Greg’s absence.  In addition, Greg has agreed to a consulting role that will provide for a minimum of a three month transition and is expected to be a resource afterwards depending on our needs.  He very much wants us to succeed and will be available for questions during our Q and A session shortly.

In summary, we are encouraged with what we have learned and the progress we have made. I believe that the key takeaway messages are:

1.	We are on a path to a product that appears to meet or exceed our performance objectives.
2.
Should the performance of AppyScore continue to exhibit the interim results demonstrated thus far, we believe that it is reasonable to expect we can achieve regulatory clearance and have a product that will have significant and rapid market adoption and impact.  While near-term product advancement will face some delay, the potential market adoption and higher value of AppyScore are very encouraging.

3.
Our organizational and clinical investments are paying off.  When I last spoke to you, I mentioned that we would not start another FDA clinical trial unless we were confident that our product could succeed in that trial.  In order to provide the highest probability of success, the Board and I decided to invest both in an expanded clinical program, discovery, research and product development regarding  additional biomarkers associated with appendicitis that has benefitted from our efforts and data collection in previous studies.  Those investments have resulted in the exciting preliminary data that we shared today.

4.
Finally, we are confident than that AspenBio has a compelling path to completing and launching a valuable and much needed diagnostic test for aiding physicians in ruling out appendicitis in low to moderate risk patients.  Pioneering a new area of medicine is never easy, and challenges inevitably appear along the way, but I sincerely believe that our efforts will be rewarded in both value for our shareholders as well as the clinicians and patients that will benefit from AppyScore.

We intend to update investors when we have more information to share on our progress in the significant areas of product development, clinical trial plans and commercial milestones.  Thank you.